UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Remedy Temp, Inc.
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MILESTONE ANNOUNCEMENT

This morning, we issued one of the most significant announcements in the history of RemedyTemp: an agreement has been signed with Koosharem Corp., which operates as Select Personnel Services, under which Koosharem would acquire all of the outstanding shares of RemedyTemp for $17.00 per share. The RemedyTemp Board of Directors, including Bob McDonough and Paul Mikos, voted unanimously in favor of the transaction.

It is a tribute to the collective efforts of all employees, licensees and franchisees that an offer of this magnitude has been received. Your hard work and dedication over the years have helped build RemedyTemp to be among the most respected firms in our industry. Our soon-to-be new owners fully recognize that accomplishment and intend to retain the Remedy and RemX brands.

Today’s news, once final, involves a change in ownership and Board of Directors. RemedyTemp will no longer be publicly traded. The transaction requires approval by RemedyTemp’s shareholders, along with customary regulatory and closing conditions, which we anticipate will take approximately 45 to 60 days. Until that time, we will continue to execute our business plan and operate as usual, delivering the best possible service to our internal and external customers.

Select Personnel Services, based in Santa Barbara, was founded in 1985. The privately owned company has grown rapidly and today operates more than 50 offices, primarily in California, with annual revenues of more than $500 million. As with RemedyTemp, Select provides a full range of employment solutions for thousands of companies focusing on clerical and light industrial staffing. You may want to visit Select’s web site at www.selectpersonnel.com. The combination of our two companies will create a national industry leader with annualized sales exceeding $1 billion.

I know you will likely have many questions, the answers to which will become available during the course of the weeks ahead. We shall keep you fully informed as the transaction proceeds.

Again, please know that Select’s decision to acquire RemedyTemp is a testament to your significant contributions in helping to grow our company and serve our customers. We look forward to his exciting new chapter in our organization’s history.

Greg

Additional Information and Where to Find It

RemedyTemp has agreed to file a proxy statement in connection with the proposed acquisition. The proxy statement will be mailed to the shareholders of RemedyTemp. RemedyTemp’s shareholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition and RemedyTemp.

Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by RemedyTemp by going to RemedyTemp’s Investor Relations page on its corporate website at www.remedytemp.com. RemedyTemp and its officers and directors may be deemed to be participants in the solicitation of proxies from RemedyTemp’s shareholders with respect to the acquisition. Information about RemedyTemp executive officers and directors and their ownership of RemedyTemp common stock is set forth in the proxy statement for the RemedyTemp 2006 Annual Meeting of Shareholders, which was filed with the SEC on January 13, 2006. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of RemedyTemp and its respective executive officers and directors in the acquisition by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.